Exhibit 10.51

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of October, 2004, by and between Inamed Corporation, a Delaware corporation (the “Corporation”), and Nicholas L. Teti (the “Executive”) (collectively, the “Parties”).  The Parties hereto, intending to be legally bound, do hereby agree to amend and restate the employment agreement entered into between Parties as of the 25th day of July, 2001 (the “Initial Agreement”), as follows:

1.                                      DEFINITIONS.  In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1                                 “Affiliate” shall mean any Person controlling, controlled by or under common control with, the Corporation.

1.2                                 “Base Salary” shall mean the salary provided for in Section 4 of this Agreement.

1.3                                 “Board” shall mean the Board of Directors of the Corporation.

1.4                                 “Cause” shall mean that the Executive:

(a)                                  has been convicted of any felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;

(b)                                 has engaged in conduct which is materially injurious to the Corporation or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise;

(c)                                  has failed to perform his duties as required under Section 2 to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; or

(d)                                 in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material harm to the Corporation.

1.5                                 “Change in Control” shall be deemed to have occurred if:

(a)                                  Any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the

Corporation), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities;

(b)                                 During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director(s) designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this subsection) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person “ (as defined above) acquires more than twenty percent (20%) of the combined voting power of the Corporation’s then outstanding securities; or

(d)                                 the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

1.6                                 “Corporation Property” shall mean all items and materials provided by the Corporation to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints and other documents and similar items relating to the Corporation, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

1.7                                 “Competition” shall mean any direct or indirect research on, or development, production, marketing, leasing or selling of, any product, process or service which is the same as, similar to, or in competition with, any line of business or research in which the Corporation or any Affiliate is now engaged, was engaged at any time during the Executive’s employment or hereinafter engages during the Executive’s employment.  The terms “competitive” and “compete” shall have correlative meanings.

1.8           “Confidential Information” shall mean all nonpublic and/or proprietary information and trade secrets respecting the business of the Corporation or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data.  Confidential Information also includes information concerning the Corporation’s or any Affiliate’s customers or clients, such as their identity, address or any other information kept by the Corporation or any Affiliate concerning its customers whether or not such information has been reduced to documentary form.  Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

1.9           “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Corporation for a period of one hundred eighty (180) days as determined (a) in accordance with any long-term disability plan provided by the Corporation of which the Executive is a participant, or (b) by the following procedure:  The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Corporation, in its sole discretion, to determine whether a Disability exists.  In addition, the Executive may submit to the Corporation documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice.  Following a determination of a Disability or lack of Disability by the Corporation’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party.  In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

1.10         “Good Reason” shall mean and exist if, without the Executive’s prior written consent, one or more of the following events occurs:

(a)                                  the Executive is assigned duties or responsibilities that are inconsistent, in any significant respect, with the position of Chief Executive Officer;

(b)                                 the Executive’s title as Chief Executive Officer is changed;

(c)                                  the Executive ceases to be Chairman of the Board, other than due to his voluntary resignation;

(d)                                 the Executive’s Base Salary is decreased by the Corporation;

(e)                                  the Executive is excluded from participation in any employee benefit plan or program offered to other executives of the Corporation or his benefits under such plans or programs are materially reduced;

(f)                                    the Corporation fails to reimburse the Executive for business expenses in accordance with the Corporation’s policies, procedures or practices; or

(g)                                 the Corporation fails to obtain a written agreement from any successor or assign of the Corporation to assume the obligations under this Agreement upon a Change in Control; or

(h)                                 the Executive is required to relocate his principal place of business more than sixty (60) miles from 5540 Ekwill Street, Santa Barbara, California, other than as a result of the Executive’s decision to relocate the Corporation’s principal office;

provided, however, that none of the foregoing shall constitute Good Reason if: (i) the Executive gives the Corporation timely notice of his intent to terminate for Good Reason and the Corporation cures or remedies the reasons cited by the Executive in said notice within thirty (30) days of receipt of said notice, or (ii) sixty (60) days or more have passed between the event(s) constituting Good Reason and the Executive’s giving notice that he is terminating his employment for Good Reason.

1.11                           “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

1.12                           “Post-Employment Period” shall mean the twenty-four (24) month period following the termination of the Executive’s employment, regardless of the reason for such termination.

1.13                           “Term of Employment” shall mean the period specified in Subsection 3.

2.                                       POSITIONS AND DUTIES.

As of the Effective Date (as defined below), the Corporation shall employ the Executive, and the Executive hereby accepts such employment, as Chief Executive Officer of the Corporation upon the terms and provisions set forth in this Agreement.  The Executive shall report to the Board.  The Executive shall observe and comply with the Corporation’s rules and regulations regarding the performance of his duties and shall carry out and perform all orders, directions and policies given to him by the Board.  The Executive shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner.

3.                                       TERM.

This Agreement shall be effective on July 25, 2004 (the “Effective Date”), and shall continue for a period of five (5) years from the Effective Date; provided, however, that this Agreement shall be extended automatically at the end of the five (5) year term for a one (1) year term and thereafter for successive one (1) year terms if neither Party has advised the other in writing in accordance with Subsection 10.1 at least sixty (60) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term.  The five (5) year term and each successive one (1) year term (if any) shall be referred to herein as the “Term of Employment”.

4.                                       COMPENSATION AND BENEFITS.

4.1                                 Base Salary.  The Executive’s annual base salary (the “Base Salary”) shall be FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), payable in accordance with the Corporation’s pay policy, with applicable federal, state and local taxes withheld.  The Base Salary shall be increased annually, effective March 1 of each year, by the amount of the CPI Increase (as defined below) during the preceding 12-month period.  In addition, the Board will review the Base Salary annually for increase, but not decrease, provided that any such increase (other than the CPI Increase) shall be in the Board’s sole discretion.  Any changes to the Executive’s compensation will be recorded in subsequent written amendments to this Agreement.  The “CPI Increase” for any period shall mean the aggregate percentage increase (but not decrease) during such period, if any, in the Consumer Price Index For All Urban Consumers, U.S. city average, as published by the U.S. Department of Labor.

4.2                                 Incentive Compensation.

4.2.1                        The Corporation may pay the Executive an annual discretionary bonus for each fiscal year ending during the Term of Employment in an amount that will be determined by the Compensation Committee based on criteria, including the Executive’s performance and the performance of the Corporation, established in the first (1st) quarter of each year.  Any annual bonus that may be awarded to the Executive shall be paid at the same time as annual bonuses are paid to other senior officers of the Corporation, unless the Executive has elected to defer receipt of all or part of the bonus amounts to which he is entitled in respect of any such calendar year in accordance with the terms and provisions of any deferred compensation program maintained by the Corporation.  Subject to the foregoing, the Executive’s target for any discretionary annual bonus shall be seventy percent (70%) of his Base Salary, but shall be subject to adjustment in the reasonable discretion of the Board, based upon exceptional, unforeseen factors not reflected in the performance criteria established as set forth above.

4.3                                 Reimbursements.  The Executive shall be reimbursed by the Corporation, upon presentation of appropriate documentation, for reasonable expenses and disbursements incurred by him in the course of the performance of his duties hereunder.

4.4                                 Benefit Plans.  The Executive shall be entitled to participate, on the same basis as the Corporation’s other executive employees, in all benefit plans (the “Benefit Plans”) maintained by the Corporation for its executive employees generally, including but not limited to group medical, dental, life and disability insurance plans, incentive or stock option plans, thrift, pension, profit-sharing, stock bonus and long-term performance award plans or any other plan, program or policy of the Corporation that is intended to benefit employees, as in effect from time to time.

4.5                                 Fringe Benefits.  The Executive shall be entitled to receive, on the same basis as the Corporation’s other executive employees, all other benefits maintained by the Corporation for its executive employees generally, as in effect from time to time.  The Executive will be granted paid leave consistent with the Corporation’s paid leave policy in effect from time to time.

4.5.1                        Automobile Allowance.  To assist the Executive in the performance of his duties hereunder, the Corporation shall provide the Executive with a monthly automobile allowance in the amount of $1,250.00; provided, however, that the Corporation shall reimburse the Executive for any taxes that may be determined to be due and owing as a result of such allowance.

4.5.2                        Tax Preparation Assistance.  The Company will reimburse the Executive for expenses reasonably incurred in connection with obtaining assistance in financial planning and income tax preparation and filing in an amount not to exceed five thousand dollars ($5,000) per year for a period of three (3) years upon his submission of appropriate documentation of such expenses.

4.6                                 Stock Options and Lock-Up Agreements.

4.6.1                        Stock Options and Restricted Shares.  Except as provided in Sections 8.1(g) and 8.3(e) and Section 9.1, the Executive’s rights and obligations with respect to all options to purchase shares of the Corporation’s common stock (the “Options”) previously granted to the Executive shall continue to be subject to the Inamed Corporation Executive Officer Stock Option Plan and any implementing agreement between the Corporation and the Executive, as the same may be amended from time to time, and the Executive’s rights and obligations with respect to all restricted shares of the Corporation’s common stock (the “Restricted Shares”) that have previously been awarded to the Executive shall continue to be subject to the Inamed Corporation Executive Officer Restricted Stock Plan and any implementing agreement, as the same may be amended.

4.6.2                        The 2004 Performance Base Stock Option/Restricted Stock Plan.  The Executive shall be eligible to participate in the Corporation’s 2004 Performance Base Stock Option/Restricted Stock Plan, and any Options and Restricted Shares shall be granted thereunder in the sole discretion of the Board and the Compensation Committee of the Board.

4.6.3                        Lock-Up Agreements.  The Executive will execute any other documents reasonably required by the Corporation in connection with the Options, including, without limitation, any reasonable lock-up or similar agreements required by the Corporation’s underwriters in connection with any offering of the Corporation’s securities.

5.                                       DUTY OF LOYALTY.

5.1                                 Executive’s Position of Trust.  As a result of the Executive’s employment, the Executive will have access to Confidential Information.

5.2                                 Obligations During the Term.  The Executive agrees that during the Term of Employment he shall diligently devote his time and efforts to the duties and responsibilities assigned to him by the Corporation, and without prior express written authorization of the Board, the Executive shall not, directly or indirectly, either alone or in concert with others, engage in any of the following activities:

(a)                                  Perform or render any services of a business, professional or commercial nature, relating to services or products competitive with the Corporation,

to or for the benefit of himself or any other person or entity, whether for compensation or otherwise, except for personal investments and other activities approved by the Corporation;

(b)                                 Engage in any activity directly or indirectly in Competition with or adverse to the Corporation;

(c)                                  Engage in any activity for purpose of influencing or attempting to influence the Corporation’s customers, either directly or indirectly, to conduct business with any business enterprise in Competition with the Corporation; or

(d)                                 Undertake or participate in any planning for or organization of any business activity that is or will be in competition with the Corporation in any field(s) or area(s) in which the Executive has worked or with which the Executive has come into contact, or of which the Executive has gained knowledge during the Term of Employment.

5.3                                 Post-Employment Obligations.  As a condition of the Executive’s having access to Confidential Information, and in consideration of the payments and benefits provided hereunder, the Executive agrees that during the Post-Employment Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity (excluding the holding for investment of less that five percent (5%) of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange), do any of the following:

(a)                                  Engage in Competition with the Corporation without the Corporation’s prior express written approval;

(b)                                 Divert or take away (or attempt to divert or take away) any of the Corporation’s present, former or prospective customers, including, but not limited to, those upon whom he called, met with or became acquainted with while engaged as an employee of the Corporation;

(c)                                  Interfere with the contractual or business relationships of the Corporation;

(d)                                 Solicit or attempt to solicit any employees or clients of the Corporation; or

(e)                                  Slander or disparage the Corporation, or undertake any activity which adversely impacts, or is reasonably likely to impact, the goodwill of the Corporation and its business opportunities.

5.4                                 Corporation Property.  The Executive agrees that upon termination of his employment by the Corporation for any reason, or at such earlier time as the Corporation may request, the Executive shall forthwith return to the Corporation all documents and other property in his possession belonging to the Corporation or any of its Affiliates.

5.5.                              Severability.  Each of the covenants of Section 5 shall be construed as separate covenant covering the subject matter in each of the separate counties and states in the United States and governmental subdivisions outside of the United States (collectively, the “Governmental Units”).  To the extent that any covenant is determined by a court of competent jurisdiction to be unenforceable in any one or more of said Governmental Units, said covenant  shall not be affected with respect to any other Governmental Unit, each covenant with respect to each Governmental Unit being construed as severable and independent.

6.                                       INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT.

6.1                                 The Intellectual Property and Confidentiality Agreement that the Executive executed as of July 25, 2001, shall continue in full force and effect according to its terms; provided, however, that (a) nothing in Article 3 of said agreement shall prohibit the Executive from removing any Corporation Property from the premises of the Corporation to the extent necessary in the course of the Executive’s performance of his duties hereunder and/or for other legitimate purposes of the Corporation, and (b) the restrictions set forth in Article 5 shall apply during the Term of Employment and during the Post-Employment Period.

6.2                                 During the Post-Employment Period, the Executive will not undertake any employment or other activity wherein the loyal and complete fulfillment of the duties of such employment or activity would call upon the Executive to make judgments that will require him to draw upon or otherwise to use, directly or indirectly, any Confidential Information that is covered by this Agreement or the Intellectual Property and Confidentiality Agreement or put the Executive in a position of being at risk of making judgments that draw upon or use Confidential Information or making use of Confidential Information inevitable.

7.                                       TERMINATION.

7.1                                 Grounds.  This Agreement, and the Executive’s employment hereunder, shall terminate upon the occurrence of any of the following events:

(a)                                  Expiration of Term.  Upon or after the expiration of the Term of Employment;

(b)                                 Termination by the Executive.  By the Executive (i) with Good Reason, or (ii) without Good Reason, in each case upon thirty (30) days’ prior written notice to the Corporation;

(c)                                  Termination by the Corporation for Cause.  By the Corporation immediately for Cause;

(d)                                 Termination by the Corporation without Cause.  By the Corporation without Cause, upon thirty (30) days’ prior written notice to the Executive;

(e)                                  Disability.  In the event of the Executive’s Disability; or

(f)                                    Death.  Upon the death of the Executive.

8.                                      TERMINATION PAYMENTS.

8.1                                 Termination Due to Death or Disability.  In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:

(a)                                  payment of his Base Salary at the rate in effect at the time of his termination until the date of death or Disability;

(b)                                 any annual bonus awarded but not yet paid;

(c)                                  any annual bonus that would have been payable with respect to the year of termination in the absence of the Executive’s death or Disability, pro-rated for the period the Executive worked prior to his death or Disability, provided that the Executive worked at least six (6) months in the year for which the annual bonus is payable;

(d)                                 any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(e)                                  reimbursement of expenses incurred but not paid prior to such termination of employment; and

(f)                                    such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs; and

(g)                                 immediate pro-rata vesting of any Restricted Shares previously awarded to the Executive based on the number of months the Executive has worked for the Corporation from the date of grant as a percentage of the total number of months required for complete vesting in absence of a termination of employment, and cancellation of any remaining Restricted Shares not so vested.

8.2                                 Termination for Cause or Without Good Reason.  In the event that the Corporation terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)                                  payment of his Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(c)                                  such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs; and

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment.

8.3                                 Termination Without Cause or for Good Reason.  In the event the Corporation terminates the Executive’s employment hereunder without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following payments and benefits:

(a)                                  payment of his Base Salary in effect at the time of termination during the Post-Employment Period;

(b)                                 any annual bonus awarded but not yet paid;

(c)                                  any annual bonus that would have been payable with respect to the year of termination, pro-rated for the period the Executive worked prior to such termination, provided that the Executive worked at least six (6) months in the year for which the annual bonus is payable;

(d)                                 any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(e)                                  immediate pro-rata vesting of any Restricted Shares previously awarded to the Executive based on the number of months the Executive has worked for the Corporation from the date of grant as a percentage of the total number of months required for complete vesting in absence of a termination of employment, and cancellation of any remaining Restricted Shares not so vested;

(f)                                    reimbursement of expenses incurred but not paid prior to such termination of employment; and

(g)                                 continuation of participation in the Corporation’s group medical, dental and life insurance plans during the Post-Employment Period or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation, whichever occurs first.

8.4                                 Expiration of Term.

8.4.1                        In the event that the Executive’s employment is terminated by reason of the expiration of any Term of Employment as a result of the Corporation giving notice of its intention not to extend any Term of Employment under Section 3 of this Agreement, the Executive shall be entitled to the following payments and benefits:

(a)                                  payment of his Base Salary in effect at the time of termination for a period of twenty four (24) months;

(b)                                 any annual bonus awarded but not yet paid;

(c)                                  any annual bonus that would have been payable with respect to the year of termination, pro-rated for the period the Executive worked prior to such termination, provided that the Executive worked at least six (6) months in the year for which the annual bonus is payable;

(d)                                 any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(e)                                  reimbursement of expenses incurred but not paid prior to such termination of employment;

(f)                                    continuation of participation in the Corporation’s group medical, dental and life insurance plans for a period of twelve (12) months or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation, whichever occurs first, and

(g)                                 such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

8.4.2                        In the event that the Executive’s employment is terminated at the end of the initial Term of Employment by reason of the Executive giving notice of his intention not to extend the initial Term of Employment beyond July 25, 2009, under Section 3 of this Agreement, the Executive shall be entitled to the following payments and benefits, subject to the conditions set forth in this Section 8.4.2:

(a)                                  payment of his Base Salary in effect at the time of termination for a period of twelve (12) months;

(b)                                 any annual bonus awarded but not yet paid;

(c)                                  any annual bonus that would have been payable with respect to the year of termination, pro-rated for the period the Executive worked prior to such termination, provided that the Executive worked at least six (6) months in the year for which the annual bonus is payable;

(d)                                 any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(e)                                  reimbursement of expenses incurred but not paid prior to such termination of employment;

(f)                                    continuation of participation in the Corporation’s group medical, dental and life insurance plans during the period in which the Executive is providing consulting services in accordance with the proviso set forth at the end of this Section 8.4.2 or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation, whichever occurs first; and

(g)                                 such rights to other benefits as may be provided in applicable plans and programs of the Corporation, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs;

provided, however, that the foregoing payments and benefits shall not be made unless the Executive: (i) provides the Corporation with no less than six (6) months prior written notice of his intention not to renew the initial Term of Employment, (ii) enters into a consulting agreement that is reasonably satisfactory to the Corporation for a term of twelve (12) months that requires the Executive to perform up to twenty-five (25) hours of services per week at the Corporation’s option, (iii) the Executive complies with the other conditions set forth in this Section 8 and the post-employment obligations set forth in Section 5 and Section 6, and (iv) does not perform services for any other person or entity, whether as an employee, consultant or independent contractor, or any other capacity, without the Board’s written approval.

8.5                                 Non-Duplication of Benefit; Set-Offs.  Notwithstanding the foregoing, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 8, nor shall anything in this Agreement require the Corporation to make any payment or to provide any benefit to the Executive that the Corporation is otherwise required to provide under any other contract, agreement or arrangement.  In addition, in the event of the Executive’s termination prior to full repayment of any loan obligations the Executive may owe to the Corporation, any separation payments due under Section 8 will be reduced by the amount outstanding.

8.6                                 Conditions.  No payments or benefits payable to the Executive upon the termination of his employment pursuant to this Section 8 shall be made to the Executive unless and until he executes a general release in a form satisfactory to the Corporation and such general release becomes effective pursuant to its terms.  In addition, in the event that the Executive violates any Post-Employment Period obligations set forth in Sections 5 and 6, the Corporation may exercise the options set forth in Section 10.2 below.

9.                                       CHANGE IN CONTROL.

9.1                                 Vesting of Stock Options and Restricted Shares.  In the event of a Change in Control, the Options and Restricted Shares and any other options or restricted shares granted by the Corporation to the Executive shall vest immediately pro-rata based on the number of months the Executive has worked for the Corporation from the date of grant as a percentage of the total number of months otherwise required for complete vesting, unless the vesting provisions set forth in any agreement pursuant to which the grant was made provide for greater accelerated vesting rights.

9.2                                 Termination by the Corporation Without Cause or by the Executive for Good Reason After a Change in Control.  If within twelve (12) months following a Change in Control, the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever under Section 8 or otherwise, to:

(a)                                  payment of his Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 an amount equal to the greater of (i) three (3) times his Base Salary at the time of the Change in Control or (ii) three (3) times his Base Salary at the time of the termination of his employment, three-fifths (3/5) of which shall be paid in a lump sum upon satisfaction of the conditions set forth in Subsection 8.6 and two-fifths of which shall be paid out in equal bi-weekly installments over a period of twelve (12) months;

(c)                                  any annual bonus awarded but not yet paid;

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans until the earlier of twenty-four (24) months from the date of termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

9.3                                 Termination by Executive without Good Reason After a Change in Control.  If the Executive terminates his employment without Good Reason after the first (1st) anniversary of a Change in Control but within ninety (90) days following such anniversary, the Executive shall be entitled, in lieu of any other compensation and benefits under Section 8 or otherwise, to:

(a)           payment of his Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 an amount equal to the greater of (i) one and one-half (1½) times his Base Salary at the time of the Change in Control or (ii) one and one-half (1½) times his Base Salary at the time of the termination of his employment, which shall be paid in a lump sum upon satisfaction of the conditions set forth in Subsection 8.6;

(c)                                  any annual bonus awarded but not yet paid;

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans until the earlier of eighteen (18) months from the date of termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

9.4                                 If any payment or right accruing to the Executive under this Agreement, either alone or together with other payments or rights accruing to the Executive from the Corporation or an Affiliate (“Total Payments”) would constitute a “parachute payment,” as defined in Section 280G of the Code and regulations thereunder, the Executive shall have the following options:

(a)                                  having the Total Payments reduced to the largest amount or greatest right that will result in no portion of the Total Payment being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code, or

(b)                                 receiving the Total Payments, without reduction, and accepting full responsibility for the payment of any taxes on the Total Payments (including any applicable excise taxes) imposed by the Code upon the recipient of the Total Payment;

provided, however, that the Executive shall cooperate in good faith with the Corporation in providing the necessary information for making a determination of the applicability of Section 280G.

10.                                 MISCELLANEOUS.

10.1                           Notices.  Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to the Executive, addressed to the last residence address of the Executive as shown in the records of the Corporation, and if to the Corporation, addressed to the Chairman of the Board at its principal office in Santa Barbara, California.  Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail.

10.2                           Remedies.

10.2.1                  Equitable Remedies.  The Executive acknowledges and agrees that any breach, violation or evasion of the terms, conditions and provisions of Sections 5 and 6 above, will result in immediate and irreparable injury and harm to the Corporation and shall entitle the Corporation to injunctive relief, as well as to all other legal or equitable remedies to which the Corporation may be entitled.

10.2.2                  Cessation/Reimbursement of Payments.  If the Executive violates any provision of Sections 5 or 6, the Corporation may, upon giving written notice to the Executive, immediately cease all payments and benefits that it may be providing to the Executive pursuant to Sections 8 or 9, and the Executive may be required to reimburse the Corporation for any payments received from, and the cash value of any benefits provided by, the Corporation between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Corporation and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under Sections 5 or 6.

10.3                           Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.4                           Waiver.  No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the Party hereto possessing said right, nor shall any waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

10.5                           Assignment; Effect on Agreement.  It is hereby acknowledged and agreed that the Executive’s rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated.  This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Parties, subject, however, to the restrictions on assignment and delegation contained herein.

10.6                           Disputes Resolution and Arbitration.

10.6.1                  Any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or its application or validity, will be submitted to arbitration.  Such arbitration proceedings shall be instituted in Santa Barbara, California, in accordance with the rules then existing of the American Arbitration Association.  This agreement to arbitrate is specifically enforceable.

10.6.2.               Any award rendered in any such arbitration proceeding will be final and binding on each of the Parties, and judgment may be entered thereon in any court of competent jurisdiction.  The arbitrator shall have the authority to compel the Party that does not substantially prevail in such proceeding to pay the reasonable costs and fees of the prevailing Party (including reasonable and customary legal fees and expenses) to the extent that the arbitrator deems appropriate.

10.7                           Governing Law.  This Agreement, including the validity, interpretation, construction and performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, as the state of the Corporation’s incorporation, not withstanding any conflict of law principles, and without regard to the place of execution or performance of employment duties, or residence of the parties.

10.8                           Entire Agreement.  Unless expressly provided to the contrary herein, this Agreement contains the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, oral or written.  In the event of any discrepancy or conflict between the terms and conditions of this Agreement and the terms and conditions of any other agreement between the Corporation and the Executive referred to or provided for herein, the terms and conditions of this Agreement shall prevail.  No modification or termination of this Agreement shall be valid unless in writing and signed by both Parties.

11.                               ACKNOWLEDGEMENT.  The Executive represents and acknowledges the following:

(a)                                  he has carefully read this Agreement in its entirety;

(b)                                 he understands the terms and conditions contained herein;

(c)                                  he has had the opportunity to review this Agreement, at his discretion, with legal counsel of his own choosing and has not relied on any statement made by the Corporation or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)                                 he is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the     day of October, 2004.

INAMED CORPORATION		EXECUTIVE

By:	/s/ James E. Bolin	/s/ Nicholas L. Teti
Title: Member of the Board of Directors		Nicholas L. Teti

Address:		Address:
5540 Ekwill Street, Suite D		2809 Holly Road
Santa Barbara, California 93111		Santa Barbara, California 93105

Date:	October 29, 2004
		Date:	October 29, 2004